For Release:    IMMEDIATELY
Contact:        Charles M. Johnston, Chief Financial Officer (610) 313-2189

COMMONWEALTH BANCORP, INC. REPORTS EARNINGS FOR SECOND QUARTER 1997

NORRISTOWN,  PA,  JULY  15,  1997   -   Commonwealth Bancorp, Inc. (NASDAQ:
CMSB), today reported net income of $3.7 million for the second quarter of 1997. Net income was $3.2 million for the second quarter of 1996. For the six months ended June 30, 1997, net income was $8.4 million, compared to $5.8 million for the six months ended June 30, 1996.

Earnings per share of common stock were $0.23 in the second quarter of 1997, compared to $0.33 in the second quarter of 1996. Earnings per share of common stock were $0.51 for the six months ended June 30, 1997, compared to $0.66 for the six months ended June 30, 1996. The decrease in earnings per share was primarily attributable to an increase in the number of common shares outstanding after the completion of the Company's Conversion,
Reorganization and Stock Offering in June 1996. As part of that transaction, former holders of Commonwealth Bank common stock exchanged each of their shares for 2.0775 shares of Commonwealth Bancorp, Inc. common stock.

"Commonwealth continued to make solid progress in the second quarter of 1997," stated Charles H. Meacham, Chairman and Chief Executive Officer. He added, "During the quarter, we expanded our retail banking franchise to 56 branches through the opening of our sixteenth and seventeenth supermarket branch offices. In addition, we continued to experience growth in our mortgage banking and business banking activities." Mr. Meacham also noted, "During the second quarter, we announced our plan to repurchase up to 0.9 million shares of the Company's common stock. This repurchase program reflects management's continuing belief that the current price of the Company's common stock does not adequately reflect its long-term business and earnings prospects."

Commonwealth's earnings for the three months and six months ended June 30, 1997 reflected $1.6 million and $3.2 million, respectively, of non-cash expenses relating to the amortization of goodwill and core deposit intangibles acquired in various acquisitions and accounted for under the purchase method of accounting. This compares to $0.6 million and $1.1 million of such expenses for the same periods in 1996. In addition to the effect of reported earnings on tangible book value, amortization of goodwill and core deposit intangibles increased tangible book value by $0.09 and $0.18 per share, respectively, in the second quarter and first six months of 1997. This compares to $0.03 and $0.06 for the respective periods in 1996.

Net interest income was $17.9 million in the second quarter of 1997, an increase of 27% compared to $14.1 million in the second quarter of 1996. For the six months ended June 30, 1997, net interest income increased by 35%, to $35.8 million, versus $26.5 million for the same period in 1996. The increases were primarily attributable to sharply higher interest-earning asset levels, offset, in part, by a lower net interest margin.



Average interest-earning assets totaled $2.1 billion for both the second quarter and six months ended June 30, 1997. This compared to $1.6 billion and $1.5 billion in the second quarter and six months ended June 30, 1996, respectively. The increases were due primarily to the June 1996 acquisition of 12 branch offices located in Berks and Lebanon Counties, PA ("Berks Acquisition"), and to the leveraging of capital raised in the Company's Conversion, Reorganization and Stock Offering. In addition, growth in supermarket banking and business banking contributed to the increase in interest-earning assets.

The net interest margin was 3.41% in the second quarter of 1997, down from 3.58% in the second quarter of 1996. The decrease was primarily attributable to a 0.19% reduction in the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities (net interest spread). The reduction in the second quarter net interest spread was primarily due to an increase in the average cost of the Bank's certificates of deposit, which, in turn, was primarily attributable to the maturity of favorably priced certificates of deposit. The decrease in the net interest spread was offset, in part, by a 0.02% increase in the favorable effect relating to interest free funds. The 0.02% increase in the favorable effect relating to interest free funds in the second quarter of 1997 was net of a 0.05% unfavorable effect relating to the Company's repurchase of common stock.

For the six months ended June 30, 1997, the net interest margin was 3.49%, versus 3.53% in the comparable 1996 period. The decrease was attributable to a 0.07% decrease in the net interest spread, offset, in part, by a 0.03% increase in the favorable effect relating to interest free funds. The reduction in the net interest spread for the first six months of 1997, was attributable to the same factors responsible for the second quarter decrease. The 0.03% increase in the favorable effect relating to interest free funds in the first six months of 1997 was net of a 0.04% unfavorable effect relating to the Company's repurchase of common stock.

Noninterest income totaled $4.0 million in the second quarter of 1997, compared to $3.0 million in the second quarter of 1996. The increase reflected a $0.8 million increase in the net gain on sale of mortgage loans, which was primarily attributable to an increase in servicing released premiums on loans originated through five mortgage production offices of Homestead Mortgage, Inc. ("Homestead") acquired in the first quarter of 1997. Also contributing to the increase in noninterest income in the second quarter of 1997 was a $0.6 million increase in deposit fees. The increase in deposit fees was primarily attributable to the Berks Acquisition, growth in supermarket banking, expansion of Commonwealth's business banking activities, and increased ATM fees. These increases were partially offset by a $0.3 million decrease in mortgage servicing fees and a $0.2 million net loss on the sale of mortgage-backed securities in the second quarter of 1997. The sale of mortgage-backed securities was related to a restructuring of the Company's mortgage-backed securities portfolio, which was undertaken to improve future earnings from the portfolio.

Noninterest income was $9.3 million for the six months ended June 30, 1997, compared to $6.4 million for the same 1996 period. The increase reflected a $1.5 million net gain on the sale of the Company's previous headquarters building and the sale of a branch property. Also contributing to the increase in noninterest income for the six months ended June 30, 1997 was a $1.1 million increase in deposit fees and a $0.6 million increase in the net gain on sale of mortgage loans. These increases were primarily attributable to the same factors responsible for the increases in the second quarter of 1997. Partially offsetting the preceding favorable effects, was a $0.3 million decrease in servicing fees and a $0.2 million net loss on the sale of mortgage-backed securities.

Noninterest expense was $16.1 million in the second quarter of 1997, compared to $12.2 million in the second quarter of 1996. The increase was primarily attributable to higher expenses relating to the Berks Acquisition and the acquisition of the Homestead mortgage production offices, as well as to expenses related to growth in supermarket banking and expansion of business banking activities. The increase in noninterest expense was offset, in part, by a $0.5 million decrease in FDIC premium expense. This decrease was related to a reduction in deposit insurance premiums from $0.23 to approximately $0.06 per $100 of deposits. Also partially offsetting the increase in noninterest expense was the $0.4 million reversal of the Bank's pension liability, and the $0.4 million reversal of a liability relating to a contract with the Company's data processing provider. During the second quarter of 1997, the Bank terminated its defined benefit pension plan, and replaced it with a target benefit plan.

Noninterest expense was $31.8 million for the six months ended June 30, 1997, compared to $23.9 million for the same period in 1996. The increase was primarily attributable to the same factors responsible for the increase in the second quarter of 1997. The increase in noninterest expense was offset, in part, by a $1.1 million decrease in FDIC premium expense, relating to a reduction in deposit insurance premiums and to a $0.2 million refund of prior year FDIC premiums received in the first quarter of 1997.

Provision for credit losses totaled $0.3 million and $0.6 million in the second quarter and six months ended June 30, 1997, respectively. The provision for credit losses totaled $0.1 million in the second quarter and six months ended June 30, 1996. At June 30, 1997, the allowance for credit losses totaled $9.8 million, or 0.82% of loans, compared to $9.9 million, or 0.98%, at June 30, 1996 and $10.0 million, or 0.89%, at December 31, 1996. The decrease in the allowance for loan losses was primarily attributable to net credit losses on loans acquired in the Berks Acquisition, which were provided for at the time of the purchase.

Net credit losses totaled $0.5 million, or 0.19% of average loans in the second quarter of 1997. This compared to $0.1 million, or 0.03% of average loans in the second quarter of 1996. For the six months ended June 30, 1997, net credit losses totaled $0.8 million, or 0.14% of average loans, compared to $0.1 million, or 0.01%, in the same 1996 period. The increase in net credit losses was primarily related to loans acquired in the Berks Acquisition.

Nonperforming assets totaled $11.3 million, or 0.50% of assets at June 30, 1997, compared to $8.1 million, or 0.40%, at June 30, 1996 and $9.1 million, or 0.43%, at December 31, 1996. The increase in nonperforming assets was primarily related to loans acquired in the Berks Acquisition.

Provision for income taxes was $1.8 million, or 33% of income before income taxes in the second quarter of 1997, compared to $1.7 million, or 35%, in the second quarter of 1996. For the first six months of 1997, provision for income taxes was $4.3 million, or 34% of income before income taxes, compared to $3.2 million, or 35%, in the first six months of 1996. The decrease in the income tax rate in the second quarter and first six months of 1997 was primarily attributable to low income housing tax credits in 1997.



The Bank's core capital ratio was 6.7% at June 30, 1997.   This compared to
6.6% at June 30 and December 31, 1996.

Commonwealth Bancorp, Inc., with consolidated assets of $2.3 billion, is the holding company for Commonwealth Bank, which has branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Connecticut, Maryland, New Jersey and Rhode Island.

Detailed supplemental information follows.

		   Commonwealth Bancorp, Inc and Subsidiaries
		   Consolidated Statements of Income
		   (in thousands, except share amounts)

					For the Quarter   For the Six Months
					Ended June 30,    Ended June 30,

					1997      1996    1997     1996
					----      ----    ----     ----
					(Unaudited)       (Unaudited)
Interest income:
  Interest on loans                      $23,049   $17,315 $45,104  $33,695
  Interest and dividends on deposits
     and money market investments            589       787   1,154    1,388
  Interest on investment securities        1,234       781   2,248    1,503
  Interest on mortgage-backed securities  14,246    10,401  28,067   19,371
					  ------    ------  ------   ------

		  Total interest income   39,118    29,284  76,573   55,957


Interest expense:
  Interest on deposits                    14,511    10,965  28,426   21,505
  Interest on notes payable and other
     borrowings                            6,693     4,175  12,385    7,925
					   -----     -----  ------    -----

		 Total interest expense   21,204    15,140  40,811   29,430
					  ------    ------  ------   ------

		 Net interest income      17,914    14,144  35,762   26,527

Provision for loan losses                    300       100     600      100
					     ---       ---     ---      ---

		 Net interest income
		    after provision for
		    loan losses           17,614   14,044  35,162    26,427

Noninterest income:
  Deposit fees and related income          1,763     1,134   3,297    2,206
  Servicing Fees                           1,124     1,461   2,326    2,627
  Net gain on sales of mortgage loans        913       126   1,632      998
  Net loss on sales of securities           (175)        0    (175)       0
  Net loss on sales of foreclosed real
    estate                                   (32)      (71)   (101)    (126)
  Other                                      368       365   2,350      715
					     ---       ---   -----      ---
		 Total noninterest income  3,961     3,015   9,329    6,420
					   -----     -----   -----    -----







Noninterest expense:
  Compensation and employee benefits        7,883    5,944  15,821   11,666
  Occupancy and office operations           2,594    1,984   5,021    3,931
  FDIC premium                                197      648     166    1,261
  Advertising and promotion                   464      419     882      736
  Amortization of intangible assets         1,578      564   3,156    1,137
  Other                                     3,399    2,625   6,796    5,151
					    -----    -----   -----    -----
		 Total noninterest expense 16,115   12,184  31,842   23,882
					   ------   ------  ------   ------

		 Income before income taxes 5,460    4,875  12,649    8,965

Income tax provision                        1,780    1,706   4,299    3,158
					    -----    -----   -----    -----

Net income                                 $3,680   $3,169  $8,350   $5,807
					    =====    =====   =====    =====

Weighted average number of shares
   outstanding                       16,068,527 9,695,017 16,311,200 8,862,186
				     ========== ========= ========== =========
Earnings per share                         $0.23     $0.33  $0.51    $0.66
					    ====      ====   ====     ====



































		Commonwealth Bancorp, Inc. and Subsidiaries
		Consolidated  Balance Sheets
		(in thousands)

					June 30,               December 31,
					1997                   1996
					----                   ----
  Assets:                                          (Unaudited)
  Cash and due from banks               $47,162                $39,268
  Interest-bearing deposits              -                      15,111
  Short-term investments available
    for sale                             1,069                  5,723
  Mortgage loans held for sale           37,771                 17,335

  Investment securities
    Securities available for sale
     (cost of $82,340 and $53,815,
     respectively), at market value      82,545                 53,935
  Mortgage-backed securities
    Securities held to maturity
     (market value of $219,601 and
     $239,447, respectively), at cost   217,810                237,743
    Securities available for sale
     (cost of $590,800 and $511,833,
     respectively), at market value     592,884                514,964
  Loans receivable, net               1,188,511              1,113,114
  Accrued interest receivable, net       14,016                 13,339
  FHLB stock, at cost                    14,175                 11,159
  Premises and equipment, net            16,072                 25,369
  Intangible assets                      48,078                 51,220
  Mortgage servicing rights               7,738                  7,677
  Other assets, including net deferred
    taxes of $1,488 and $1,144,
    respectively                         21,155                 14,004
					 ------                 ------
	     Total assets            $2,288,986             $2,119,961
				      =========              =========

  Liabilities:
    Deposits                         $1,518,915             $1,491,450
    Notes payable and other borrowings:
     Secured notes due to Federal
       Home Loan Bank of Pittsburgh     234,000                175,000
     Securities sold under
       agreements to repurchase         238,572                176,674
    Advances from borrowers for taxes
     and insurance                       34,672                 23,883
    Accrued interest payable, accrued
     expenses and other liabilities      42,422                 21,030

	     Total liabilities        2,068,581              1,888,037
				      ---------              ---------





  Commitments and contingencies

   Shareholders' equity:
     Preferred stock, $0.10 par
      value; 5,000,000 shares
      authorized; none issued             -                        -
     Common stock, $0.10 par value;
      30,000,000 shares authorized;
      17,993,315 shares issued and
      17,095,715 outstanding at
      June 30, 1997; 17,953,613 shares
      issued and outstanding at
      December 31, 1996                   1,800                  1,795
     Additional paid-in capital         133,015                132,931
     Retained earnings                  111,731                105,577
     Unearned stock benefit plan
       compensation                     (13,885)               (10,510)
     Unrealized gain on marketable
       securities, net                    1,511                  2,131
     Treasury stock, at cost; 897,600
       shares at June 30, 1997          (13,767)                   -
					-------                 ------
	    Total shareholders' equity  220,405                231,924
					-------                -------
   Total liabilities and shareholders'
     equity                          $2,288,986             $2,119,961
				      =========              =========
































			Commonwealth Bancorp, Inc.
			Selected Financial Highlights
			(dollars in thousands, except per share data)

				       For the Quarter Ended
				-----------------------------------
BALANCE SHEET DATA:             June 30, 1997         June 30, 1996
				(Unaudited)           (Unaudited)
				-----------------------------------
Average Loans                   $1,127,236            $ 847,373
Average Interest-Earning Assets  2,107,112            1,588,530
Average Assets                   2,256,548            1,692,581
Average Deposits                 1,523,646            1,210,007
Average Interest-Bearing
 Liabilities                     1,986,756            1,501,740
Average Shareholders' Equity       213,849              156,329



				       For the Six Months Ended
				-----------------------------------
				June 30, 1997         June 30, 1996
				(Unaudited)           (Unaudited)
				-----------------------------------
Average Loans                   $1,116,213          $  822,924
Average Interest-Earning Assets  2,064,714           1,511,669
Average Assets                   2,209,960           1,611,002
Average Deposits                 1,510,614           1,163,118
Average Interest-Bearing
  Liabilities                    1,943,080           1,433,406
Average Shareholders' Equity       218,724             146,581



					     As of
				---------------------------------------
				June 30, 1997         December 31, 1996
				(Unaudited)
				---------------------------------------
Book Value Per Share              $12.89                $12.92
Tangible Book Value Per Share      10.08                 10.07
Non-performing Loans              10,415                 8,058
Non-performing Assets             11,342                 9,148







				       For the Quarter Ended
				-----------------------------------
OPERATING DATA:                 June 30, 1997         June 30, 1996
				(Unaudited)           (Unaudited)
				-----------------------------------
Annualized Return on Assets         0.65%                 0.75%
Annualized Return on Equity         6.90%                 8.15%
ComNet Mortgage Originations      $172,030              $128,003
Net Income Per Share                0.23                  0.33



				       For the Six Months Ended
				-----------------------------------
				June 30, 1997         June 30, 1996
				(Unaudited)           (Unaudited)
				-----------------------------------
Annualized Return on Assets         0.76%                 0.72%
Annualized Return on Equity         7.70%                 7.97%
ComNet Mortgage Originations      $270,229              $257,274
Net Income Per Share                0.51                  0.66



					     As of
				---------------------------------------
CAPITAL RATIOS: *               June 30, 1997         December 31, 1996
				(Unaudited)
				---------------------------------------
Core Capital                         6.7%                  6.6%
Risk Based Capital                  14.2%                 14.2%

* Represent ratios of Commonwealth Bank.

